                                  EXHIBIT 7


                      CONSOLIDATED REPORT OF CONDITION OF
                       IBJ SCHRODER BANK & TRUST COMPANY
                             of New York, New York
                     And Foreign and Domestic Subsidiaries

                        Report as of September 30, 1998




                                                                                  DOLLAR AMOUNTS
                                     ASSETS                                       IN THOUSANDS
                                     ------                                       ----------------
1.      Cash and balance due from depository institutions:
        a.    Non-interest-bearing balances and currency and coin................  $   42,702
        b.    Interest-bearing balances..........................................  $   13,444

2.      Securities:
        a.    Held-to-maturity securities........................................  $  191,921
        b.    Available-for-sale securities......................................  $  118,931

3. Federal funds sold and securities purchased under agreements to resell in domestic offices of the bank and of its Edge and Agreement subsidiaries and in IBFs:

        Federal Funds sold and Securities purchased under agreements to resell...  $   79,838

4.      Loans and lease financing receivables:
        a.    Loans and leases, net of unearned income................ $1,938,005
        b.    LESS: Allowance for loan and lease losses............... $   63,361
        c.    LESS: Allocated transfer risk reserve................... $        0
        d.    Loans and leases, net of unearned income, allowance, and reserve...  $1,874,644

5.      Trading assets held in trading accounts..................................  $      462

6.      Premises and fixed assets (including capitalized leases).................  $    1,922

7.      Other real estate owned..................................................  $      819

8.      Investments in unconsolidated subsidiaries and associated companies......  $       0

9.      Customers' liability to this bank on acceptances outstanding.............  $      371

10.     Intangible assets........................................................  $   11,167

11.     Other assets.............................................................  $   68,097

12.     TOTAL ASSETS.............................................................  $2,404,318

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                                      LIABILITIES
                                      -----------

13.     Deposits:
        a.    In domestic offices....................................................     $  682,904

        (1)   Noninterest-bearing............................    $  135,253
        (2)   Interest-bearing...............................    $  547,651

        b.    In foreign offices, Edge and Agreement subsidiaries, and IBFs..........     $1,154,887

        (1)   Noninterest-bearing............................    $   17,024
        (2)   Interest-bearing...............................    $1,137,863

14. Federal funds purchased and securities sold under agreements to repurchase in domestic offices of the bank and of its Edge and Agreement subsidiaries, and in IBFs:

        Federal Funds purchased and Securities sold under agreements to repurchase...     $   91,000

15.     a.    Demand notes issued to the U.S. Treasury...............................     $   12,693

        b.    Trading Liabilities....................................................     $      239

16.     Other borrowed money:
        a.    With a remaining maturity of one year or less..........................     $   31,002
        b.    With a remaining maturity of more than one year........................     $    1,375
        c.    With a remaining maturity of more than three years.....................     $    1,550

17.     Not applicable...............................................................

18.     Bank's liability on acceptances executed and outstanding.....................     $      371

19.     Subordinated notes and debentures............................................     $  100,000

20.     Other liabilities............................................................     $   76,658

21.     TOTAL LIABILITIES............................................................     $2,152,679

22.     Limited-life preferred stock and related surplus.............................     $      N/A

                                      EQUITY CAPITAL

23.     Perpetual preferred stock and related surplus................................     $        0

24.     Common stock.................................................................     $   29,649

25.     Surplus (exclude all surplus related to preferred stock).....................     $  217,008

26.     a.  Undivided profits and capital reserves...................................     $    4,112

        b.  Net unrealized gains (losses) on available-for-sale securities...........     $      870

27.     Cumulative foreign currency translation adjustments..........................     $        0

28.     TOTAL EQUITY CAPITAL.........................................................     $  251,639

29.     TOTAL LIABILITIES AND EQUITY CAPITAL.........................................     $2,404,318
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